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                                                                   EXHIBIT 10.13

                             EMPLOYMENT AGREEMENT
                             --------------------

     This Employment Agreement ("Agreement") is made and entered into effective as of the 16th day of March, 2000, by and between Cidera, Inc., a Delaware corporation ("Company") and Richard J. Hanna ("Employee").

                                   RECITALS

     A. The Company desires to retain the Employee to provide the services set forth in this Agreement.

     B. The Employee is willing to provide such services to the Company on the terms and conditions set forth in this Agreement.

                                   AGREEMENT

     In consideration of the promises and the terms and conditions set forth in this Agreement, the parties agree as follows:

1.   Employment and Term.

     (a) Initial Term. The Company agrees to employ the Employee and the Employee agrees to work for the Company, subject to the terms and conditions below, for an initial term of four (4) years, beginning on a date to be mutually agreed upon by the Company and the Employee (but not later than April 22, 2000), and ending on the four-year anniversary of such date.

     (b) Renewal. The term of this Agreement may be renewed for additional one-year terms at the sole discretion of the Company, upon ninety (90) days written notice provided to the Employee at any time prior to the expiration of the initial term.

2. Salary, Bonus and Benefits. Subject to the terms and conditions of this Agreement, the Company shall pay to the Employee a base salary as set forth on Exhibit A, attached hereto and made a part hereof, payable in accordance with the Company's regular payroll policies. In addition to this base salary, the Employee shall be entitled to the benefits and bonuses described on Exhibit A, subject to the terms and conditions described therein. In addition, the Employee shall be entitled to receive such other benefits including, but not limited to, vacation, holidays and sick leave, as the Company generally provides to its employees holding similar positions as that of the Employee. The Employee initially shall be entitled annually to three (3) weeks of paid vacation time. Notwithstanding the foregoing, the Company reserves the right to adopt, amend or discontinue any employee benefit plan or policy in accordance with then-applicable law.

3.   Equity Compensation.

     (a) Grant and Terms of Stock Option. As of the date the Employee begins his employment, he shall be granted a non-statutory option to purchase two million (2,000,000) shares of the Company's common stock at an exercise price of $10 per share.

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     (b) Vesting. The option shall be subject to a vesting schedule as follows:
(i) with respect to 1,700,000 shares subject to the option ("Tranche I Option"), such shares shall vest and become exercisable over a four-year period, with ten percent (10%) of those shares vesting immediately on the date of grant of the option, and 1/16th of the remaining ninety percent (90%) of the shares subject to the Tranche I Option vesting on each quarterly anniversary thereafter (measured from the Employee's starting date of employment) over the ensuing four years; and (ii) the option shall only become eligible to vest with respect to the remaining 300,000 shares ("Tranche II Option") if the Company consummates an initial public offering of its common stock and, if that occurs, ten percent (10%) of this portion of the shares under the option shall vest immediately on the effective date of the IPO, and the remaining unvested portion of the Tranche II Option shall vest in equal increments thereafter on the same quarterly anniversary dates as are applicable to the Tranche I Option until becoming fully vested and exercisable on the same date that the Tranche I Option above becomes fully vested.

     (c) Other Agreements. The specific terms and conditions of the option awarded above shall be governed by the Company's "2000 Equity Incentive Plan" and the standard form of Stock Option Agreement and Grant Notice, which the Employee agrees to execute.

4. Title; Duties. The Employee shall be employed as the President and Chief Executive Officer of the Company. In that capacity, the Employee shall report directly to the Chairman of the Company's Board of Directors. The Employee shall diligently and conscientiously devote his full time and attention and his best efforts to discharge the duties assigned to him by the Board of Directors. The Employee shall perform such duties as may be assigned to him from time to time by the Board of Directors. Employee will be offered a seat on the Board.

5.   Termination by the Company.

     (a) General. The Company shall have the right to terminate this Agreement with or without cause at any time during the term of this Agreement by giving written notice to the Employee. The termination shall become effective on the date specified in the notice, which termination date shall not be a date prior to the date fourteen (14) days following the date of the notice of termination itself.

     (b) Cause. In the event that the Employee is terminated for cause (as defined in Section 5(e) below), the Company shall pay the Employee the salary and pro rata bonus, if any, due him under this Agreement through the day on which such termination is effective.

     (c) Without Cause. In the event that the Employee is terminated without cause (for a reason other than death or disability) at any time, the Company shall pay to the Employee compensation equal to twelve (12) months of the Employee's base salary as of the date of termination, and shall pay the Employee his annual target bonus for the year in which he is terminated. Payment of this amount may occur in a lump-sum at the time of termination or may be paid in bi-weekly installments over the twelve (12)-month period following the Employee's termination, as determined by the Company. In addition to these cash payments, and notwithstanding Section 3 above, any portion of the Employee's option grant referenced in Section 3 that is eligible to vest and which has not vested at the time of such termination without cause shall be accelerated to include an additional twelve (12) months of vesting. If the

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Employee is terminated for any reason after a "Change in Control Event" (as defined below), then one hundred percent (100%) of any unvested portion of the Employee's option grant referenced in Section 3 above that is eligible to vest shall vest immediately upon his termination, unless such acceleration would prevent a transaction that would otherwise be accounted for as a pooling-of-interest transaction from being accounted for on that basis as determined by the Company's independent public accountants (in which case no accelerated vesting shall occur).

     (d) "Change in Control Event" Defined. A "Change in Control Event" shall mean (i) a sale, lease or other disposition of all or substantially all of the assets of the Company, (ii) a consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, own less than 50% of the outstanding voting power of the surviving entity (or its parent) following the consolidation, merger or reorganization, or (iii) any transaction (or series of related transactions involving a person or entity, or a group of affiliated persons or entities) in which in excess of 50% of the Company's outstanding voting power is transferred

     (e) Cause Defined. For purposes of this Section 5, "cause" shall mean (i) a material breach by the Employee of any covenant or condition under this Agreement (including the covenant set forth in the third sentence of Section 4 above) after the Company has provided written notice of the breach to the Employee and the Employee has failed to cure the breach within thirty (30) days following such notice (provided, however, that no notice or opportunity to cure shall be required if the breach cannot be cured); (ii) the commission by the Employee of any willful act constituting dishonesty, fraud, or unlawful conduct which is harmful to the Company or its reputation; (iii) any felony conviction of the Employee; or (iv) any willful act of gross misconduct which is materially and demonstrably injurious to the Company. The Company's obligation to provide written notice under subsection (i) above, and the Employee's right to attempt to cure any breach of the Agreement, shall be provided only once during the term of the Agreement and any subsequent breach under subsection (i) may result in the termination of the Employee for cause without the need for notice or a cure period.

6.   Termination by Death or Disability Of The Employee.

     (a) General. In the event of the Employee's death during the term of this Agreement, all obligations of the parties hereunder shall terminate immediately, and the Company shall pay to the Employee's legal representatives the salary and pro rata bonus, if any, due the Employee through the day on which his death shall have occurred.

     (b) Disability. If the Employee is unable to perform the essential functions of his position hereunder, with or without reasonable accommodation, due to mental, physical or other disability for a period of ninety (90) consecutive business days, as determined in good faith by the Board of Directors of the Company, or for ninety (90) business days in any period of twelve (12) consecutive months, this Agreement may be terminated by the Company, at its option, by written notice to the Employee, effective on the termination date specified in such notice, provided such termination date shall not be a date prior to the date of the notice of termination itself. In this case, the Company will pay the Employee the salary and pro rata bonus, if any, due him through the day on which such termination is effective.

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     (c) Disability Insurance. Any amounts paid the Employee pursuant to disability insurance policies provided by the Company shall not be offset against the amount of salary due from the Company to the Employee hereunder during the period of the Employee's disability.

7.   Termination by the Employee.

     (a) General. The Employee may terminate this Agreement at any time, with or without cause, by giving written notice to the Company. Any such termination shall become effective on the date specified in such notice, provided that the Company may elect to have such termination become effective on a date after, but not more than fourteen (14) days after, the date of the notice.

     (b) Salary/Bonus. After the date of any such termination, the Employee shall be entitled to the salary and pro rata bonus, if any, due him through the day on which such termination becomes effective.

     (c) Cause. If the termination by the Employee is with cause (as defined in Section 7(d) below), the Company shall pay to the Employee compensation equal to twelve (12) months of the Employee's base salary as of the date of termination, and shall pay to the Employee his annual target bonus for the year in which he terminates the Agreement. Payment of this amount may occur in a lump-sum at the time of termination or may be paid in bi-weekly installments over the twelve
(12)-month period following the Employee's termination, as determined by the Company. In addition to these cash payments, and notwithstanding Section 3 above, any portion of the Employee's option grant referenced in Section 3 that is eligible to vest and which has not vested at the time of such termination with cause shall be accelerated to include an additional twelve (12) months of vesting. If the Employee terminates this Agreement with cause after a "Change in Control Event" (as defined above), then one hundred percent (100%) of any unvested portion of the option grant referenced in Section 3 that is eligible to vest shall vest immediately upon his termination, unless such acceleration would prevent a transaction that would otherwise be accounted for as a pooling-of-interest transaction from being accounted for on that basis as determined by the Company's independent public accountants (in which case no accelerated vesting shall occur).

     (d) Cause Defined. For purposes of this Section 7, "cause" shall mean (i) a material failure by the Company to perform its obligations under this Agreement or a material change in the Employee's title or responsibilities without the consent of the Employee (after the Employee has provided written notice of the breach to the Company and the Company has failed to cure such breach within a thirty (30) day period following such notice; provided, however, that no notice or opportunity to cure shall be required if the breach cannot be cured), or (ii) relocation of the Employee's principal work site on other than a temporary basis to a location greater than fifty (50) miles from the Company's existing headquarters in Laurel, Maryland and greater than fifty (50) miles from the Employee's principal residence without the Employee's consent. The Employee's obligation to provide written notice under subsection (i) above, and the Company's right to attempt to cure any breach of the Agreement, shall be provided only once during the term of the Agreement and any subsequent breach under subsection (i) may result in the termination of the Agreement by the Employee for cause without the need for notice or a cure period.

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8.   Suspension.  In the event the Company has reasonable cause to believe that there exists cause for termination of this Agreement as defined in Section 5, immediately upon written notice to the Employee, the Company may, but shall not be obligated to, suspend the Employee, with pay, for a period not to exceed two weeks, either as a disciplinary measure or in order to investigate the Company's belief that such cause exists. No such suspension shall prevent the Company from thereafter exercising its rights to terminate this Agreement in accordance with its terms.

9.   Noncompetition.

     (a) The Employee agrees that, during his employment hereunder, and for a period of one (1) year after the effective date of his separation from service with the Company (or any successor), he will not:

         (i)  Compete (as defined below) with the Company; or

         (ii) assist a Competitor (as defined below) of the Company by providing consulting or other advisory services to that Competitor.

     (b) The following terms, as used in this Section 9 shall have the meanings set forth below:

         (i) The Company's "Business" means development and deployment of an Internet broadcast and data delivery system using satellites, and other businesses or services that the Company may establish from time to time during the term of this Agreement.

         (ii) The term "Competitor" means any firm, corporation or entity that is engaged in business substantially similar to the Company's Business.

         (iii) The term "Compete" means to engage in direct competition with the Company by serving as an employee, consultant, advisor, officer, director, proprietor, partner, stockholder or other security holder (other than a holder of securities of a corporation listed on a national securities exchange or the securities of which are regularly traded in the over-the-counter market, provided that the Employee at no time owns in excess of 1% of the outstanding securities of such corporation entitled to vote for the election of directors or other than of a corporation in which the Employee makes passive investments through a venture fund or similar investment vehicle) of any firm, corporation or entity that is a Competitor of the Company. The Company acknowledges that none of Employee's current stock holdings (as disclosed to the Company) are in companies which are Competitors of the Company.

         (iv) The term "affiliate" means any person, firm or corporation, directly or indirectly through one or more intermediaries, controlling, controlled by or under common control with the Company.

     (c) The Employee further acknowledges that this Section 9 is an independent covenant within this Agreement, and that this covenant shall survive any termination of Agreement and shall be treated as an independent covenant for the purposes of enforcement.

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     (d) The Employee shall, during the term of this Agreement and thereafter, notify any prospective employer of the terms and conditions of this Agreement regarding noncompetition.

10. Severability. The Company and the Employee recognize that the laws and public policies of the State of Maryland are subject to varying interpretations and change. It is the intention of the Company and of the Employee that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies of the State of Maryland, but that the unenforceability (to the modification to conform to such laws or public policies) of any provision or provisions hereof shall not render unenforceable, or impair, the remainder of this Agreement. Accordingly, if any provisions of this Agreement shall be determined to be invalid or unenforceable, either in whole or in part, this Agreement shall be deemed amended to delete or modify, as necessary, the offending provision or provisions and to alter the balance of this Agreement in order to render it valid and enforceable.

11. Assignment. Neither the rights nor obligations under this Agreement may be assigned by either party, in whole or in part, by operation of law or otherwise, except that it shall be binding upon and inure to the benefit of any successor of the Company and its subsidiaries and affiliates, whether by merger, reorganization or otherwise, or any purchaser of all or substantially all of the assets of the Company.

12. Notices. Any notice expressly provided for under this Agreement shall be in writing, shall be given either manually or by mail and shall be deemed sufficiently given when actually received by the party to be notified or when mailed, if mailed by certified or registered mail, postage prepaid, addressed to such party at their addresses as set forth below. Either party may, by notice to the other party, given in the manner provided for herein, change their address for receiving such notices.

     (a)  If to the Company, to:

              Cidera, Inc.
              8037 Laurel Lakes Court
              Laurel, Maryland  20707

     (b)  If to the Employee, to:

              Richard J. Hanna
              9913 Windy Hollow Road
              Great Falls, Virginia  22066

13. Governing Law. This Agreement shall be executed, construed and performed in accordance with the laws of the State of Maryland without reference to conflict of laws principles. The parties agree that the venue for any dispute hereunder will be the state or federal courts sitting in Prince George's County, Maryland or the jurisdiction where the Company's principal headquarters are located at the time and the parties hereby agree to the exclusive jurisdiction thereof.

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14.  Headings.  The section headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

15. Entire Agreement; Amendments. This Agreement constitutes and embodies the entire agreement between the parties in connection with the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings in connection with such subject matter, except for the Employee Confidentiality and Assignment of Inventions Agreement between the Company and the Employee, dated as of March 15, 2000. No covenant or condition not expressed in this Agreement shall effect or be effective to interpret, change or restrict this Agreement. In the event of a conflict or inconsistency between the terms of this Agreement and the Company's policies regarding employees, the terms of this Agreement shall supersede the conflicting or inconsistent Company policies. No change, termination or attempted waiver of any of the provisions of this Agreement shall be binding unless in writing signed by the Employee and on behalf of the Company by an officer thereunto duly authorized by the Company's Board of Directors. No modification, waiver, termination, rescission, discharge or cancellation of this Agreement shall affect the right of any party to enforce any other provision or to exercise any right or remedy in the event of any other default.

     In Witness Whereof, the parties have executed this Agreement as of the date first above written.

                              COMPANY:

                              Cidera, Inc.,
                              a Delaware corporation


                              By: /s/ Douglas E. Humphrey
                                  ______________________________


                              EMPLOYEE:

                                  /s/ Richard J. Hanna
                              _________________________________
                              Richard J. Hanna


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                                  SCHEDULE A


1. The Employee shall be paid an initial annual base salary equal to $350,000 which shall be reviewed annually by the Board of Directors (or the Compensation Committee thereof) and which shall be subject to increase by the Board of Directors (or the Compensation Committee thereof) from time to time. The Employee shall be paid an annual bonus, with a target annual bonus set at 50% of Employee's base salary, which shall be tied to performance objectives to be established by the mutual agreement of the Employee and the Board of Directors.

2. Eligibility to participate in all Company benefit plans as may be established from time to time in accordance with the eligibility and other terms and conditions of those plans.

3. Eligibility to participate in any executive bonus and/or option plan as may be established on no less favorable terms than other senior executive officers of the Company.

The Employee acknowledges that the Company is not guaranteeing continuation of any of the Company's benefit plans or any level of benefits from such plans, provided, however, that the Employee shall receive a monetary payment from the Company sufficient to restore any benefit coverage that he has lost as a result of any discontinuation of a Company benefit plan in which the Employee is a participant or as a result of any reduction in the Employee's level of benefits.

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